--------------------------------------------------------------------------------
SEC             SEC POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
1746 (11-02)    INFORMATION CONTAINED IN 1746 (11-02) THIS FORM ARE NOT REQUIRED
                TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
                CONTROL NUMBER.
--------------------------------------------------------------------------------





                                                                                 ------------------------------
                                                                                 OMB APPROVAL
                                 UNITED STATES                                   ------------------------------
                       SECURITIES AND EXCHANGE COMMISSION                        OMB Number:  3235-0145
                                WASHINGTON, D.C. 20549                           ------------------------------
                                                                                 Expires: December 31,
                                                                                 2007
                                                                                 ------------------------------
                                                                                 Estimated average burden
                                                                                 hours per response ..... 11
                                                                                 ------------------------------

                                 SCHEDULE 13D/A
                                (AMENDMENT NO. 3)

                    Under the Securities Exchange Act of 1934

                            Flamel Technologies S.A.
--------------------------------------------------------------------------------
                                (Name of Company)

              Ordinary Shares, Nominal Value (Euro) 0.122 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                              ISIN No. FR0004018711
                        (Ordinary Shares) CUSIP 338488109
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Oscar S. Schafer
                          O.S.S. Capital Management LP
                               598 Madison Avenue
                               New York, NY 10022
                                 (212) 756-8700
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 23, 2007
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).------------------

(1) The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is FR0004018711. The CUSIP number for the ADSs is 338488109.

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 2 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          O.S.S. Capital Management LP
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER

                           0
  NUMBER OF           ----------------------------------------------------------
   SHARES             8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 6,151,047
    EACH              ----------------------------------------------------------
 REPORTING            9    SOLE DISPOSITIVE POWER
PERSON WITH
                           0
                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           6,151,047
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

          6,151,047
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

          25.6% (see Item 5)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 3 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------


--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Oscar S. Schafer & Partners I LP
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER

                           0
  NUMBER OF           ----------------------------------------------------------
   SHARES             8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 236,135
    EACH              ----------------------------------------------------------
 REPORTING            9    SOLE DISPOSITIVE POWER
PERSON WITH
                           0
                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           236,135
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

          236,135
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.0% (see Item 5)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 4 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------


--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Oscar S. Schafer & Partners II LP
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER

                           0
  NUMBER OF           ----------------------------------------------------------
   SHARES             8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,581,011
    EACH              ----------------------------------------------------------
 REPORTING            9    SOLE DISPOSITIVE POWER
PERSON WITH
                           0
                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           2,581,011
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

          2,581,011
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.8% (see Item 5)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 5 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          O.S.S. Overseas Fund Ltd.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER

                           0
  NUMBER OF           ----------------------------------------------------------
   SHARES             8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 3,099,901
    EACH              ----------------------------------------------------------
 REPORTING            9    SOLE DISPOSITIVE POWER
PERSON WITH
                           0
                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           3,099,901
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

          3,099,901
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.9% (see Item 5)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 6 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          O.S.S. Advisors LLC
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER

                           0
  NUMBER OF           ----------------------------------------------------------
   SHARES             8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,817,146
    EACH              ----------------------------------------------------------
 REPORTING            9    SOLE DISPOSITIVE POWER
PERSON WITH
                           0
                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           2,817,146
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

          2,817,146
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11.7% (see Item 5)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 7 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Schafer Brothers LLC
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)                                                         [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER

                           0
  NUMBER OF           ----------------------------------------------------------
   SHARES             8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 6,151,047
    EACH              ----------------------------------------------------------
 REPORTING            9    SOLE DISPOSITIVE POWER
PERSON WITH
                           0
                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           6,151,047
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

          6,151,047
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.6% (see Item 5)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 8 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------


--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Oscar S. Schafer
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                       7    SOLE VOTING POWER

                           50,000
  NUMBER OF           ----------------------------------------------------------
   SHARES             8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 6,151,047
    EACH              ----------------------------------------------------------
 REPORTING            9    SOLE DISPOSITIVE POWER
PERSON WITH
                           50,000
                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           6,151,047
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

          6,151,047
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          25.6% (see Item 5)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 9 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------


--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Andrew Goffe
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER

                           50,000
  NUMBER OF           ----------------------------------------------------------
   SHARES             8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 0
    EACH              ----------------------------------------------------------
 REPORTING            9    SOLE DISPOSITIVE POWER
PERSON WITH
                           50,000
                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

          50,000
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .2% (see Item 5)
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 10 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------

        Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (the "AMENDMENT NO. 3") amends the Schedule 13D filed April 2, 2007 (Accession Number 0000902664-07-001362) (the "ORIGINAL 13D"), the amended Schedule 13D filed on April 5, 2007 (Accession Number 0000902664-07-001401) (the "FIRST AMENDED 13D") and the amended Schedule 13D filed on August 18, 2007 (Accession Number 0000902664-07-002300) the "SECOND AMENDED 13D").

        This Amendment No. 3 is being filed by Oscar S. Schafer & Partners I LP, a Delaware limited partnership ("OSS I"), Oscar S. Schafer & Partners II LP, a Delaware limited partnership ("OSS II", and together with OSS I, the "PARTNERSHIPS"), O.S.S. Advisors LLC, a Delaware limited liability company (the "GENERAL PARTNER"), O.S.S. Overseas Fund Ltd., a Cayman Islands exempted company ("OSS OVERSEAS"), O.S.S. Capital Management LP, a Delaware limited partnership (the "INVESTMENT MANAGER"), Schafer Brothers, LLC, a Delaware limited liability company ("SB LLC"), Mr. Andrew Goffe ("MR. GOFFE") and Mr. Oscar S. Schafer ("MR. SCHAFER" together with the Partnerships, the General Partner, OSS Overseas, the Investment Manager, SB LLC and Mr. Schafer, the "REPORTING PERSONS"), who serves as the senior managing member of the General Partner and SB LLC. This Amendment No. 3 relates to the ordinary shares, nominal value
(euro) 0.122 per share, which are owned in the form of ADSs ("ORDINARY SHARES"), of Flamel Technologies S.A., a SOCIETE ANONYME organized under the laws of the Republic of France (the "COMPANY").

        To the extent permitted by law, each Reporting Person disclaims beneficial ownership of any of the securities covered by this statement.

ITEM 1.     SECURITY AND ISSUER

        Item 1 of the Second Amended 13D is amended and supplemented by adding at the end thereof the following paragraph:

        As set forth more fully in Item 5, between July 18, 2007 and August 23, 2007, the Reporting Persons acquired an additional 200,000 ADSs. As of August 23, 2007, the Reporting Persons beneficially own, in aggregate, 6,151,047 Ordinary Shares, all of which are owned in the form of ADSs.

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 11 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        Item 3 of the Second Amended 13D is being amended and restated as follows:

        The total amount of funds used by each of the Partnerships and OSS Overseas to purchase the securities of the Company as described herein was furnished from the investment capital of the Partnerships and OSS Overseas, as applicable.

        The aggregate purchase price of the 236,135 Ordinary Shares beneficially owned by OSS I was $4,734,717, inclusive of brokerage commissions.

        The  aggregate   purchase  price  of  the  2,581,011   Ordinary   Shares
beneficially owned by OSS II was $51,101,401, inclusive of brokerage commissions.

        The  aggregate   purchase  price  of  the  3,099,901   Ordinary   Shares
beneficially owned by OSS Overseas was $60,053,020, inclusive of brokerage commissions.

ITEM 4.     PURPOSE OF TRANSACTION.

        Item 4 of the Second Amended 13D is being amended and restated as follows:

        The Ordinary Shares acquired on August 23, 2007 were not acquired and additional Ordinary Shares beneficially owned by each Reporting Person are not held, in either case, for the purpose of or with the effect of influencing the control of the Company or in connection with, or as a participant in, any transaction having that purpose or effect.

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 12 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------

ITEM 5.     INTEREST IN SECURITIES OF THE COMPANY.

        Item 5 of the Second Amended 13D is being amended and restated as follows:

        (a), (b) The following table sets forth the aggregate number and percentage of the outstanding Ordinary Shares beneficially owned by each of the Reporting Persons named in Item 2, as of the date hereof. The percentage of the outstanding Ordinary Shares beneficially owned is based on the 23,990,590 Ordinary Shares (based on calculations made in accordance with Rule 13d-3(d)). The table also sets forth the number of Ordinary Shares with respect to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition, in each case as of the date hereof.


  ---------------------------------------------------------------------------------------------------
  Reporting Person       Aggregate Number of   Approximate     Number of           Number of
                         Ordinary Shares       Percentage      Ordinary Shares:    Ordinary Shares:
                         Beneficially Owned                    Sole Power to       Shared Power to
                                                               Vote or to Dispose  Vote or to Dispose
  ---------------------------------------------------------------------------------------------------
  Investment Manager     6,151,047             25.6%           0                   6,151,047
  ---------------------------------------------------------------------------------------------------
  OSS I                  236,135               1.0%            0                   236,135
  ---------------------------------------------------------------------------------------------------
  OSS II                 2,581,011             10.8%           0                   2,581,011
  ---------------------------------------------------------------------------------------------------
  OSS Overseas           3,099,901             12.9%           0                   3,099,901
  ---------------------------------------------------------------------------------------------------
  General Partner        2,817,146             11.7%           0                   2,817,146
  ---------------------------------------------------------------------------------------------------
  SB LLC                 6,151,047             25.6%           0                   6,151,047
  ---------------------------------------------------------------------------------------------------
  Mr. Schafer            6,151,047             25.6%           50,000              6,151,047
  ---------------------------------------------------------------------------------------------------
  Mr. Goffe              50,000                0.2%            50,000              50,000
  ---------------------------------------------------------------------------------------------------

Each of the transactions listed above were effected in the open market.

The Investment Manager, the General Partner, SB LLC, Mr. Schafer and Mr. Goffe expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 13 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------

      (c) Except for the transactions set forth below, during the last sixty days the Reporting Persons have effected no transactions with respect to the Ordinary Shares.


  ---------------------------------------------------------------------------------------------------
  Reporting Person       Date                  Buy or Sell     Number of          Price Per
                                                               Ordinary Shares/   Share/ADS
                                                               ADSs
  ---------------------------------------------------------------------------------------------------
  OSS I                  7/17/2007             Buy             6,612              $21.52
  ---------------------------------------------------------------------------------------------------
  OSS I                  8/23/2007             Buy             2,004              $11.42
  ---------------------------------------------------------------------------------------------------
  OSS I                  8/23/2007             Buy             3,997              $11.50
  ---------------------------------------------------------------------------------------------------
  OSS II                 7/17/2007             Buy             71,805             $21.52
  ---------------------------------------------------------------------------------------------------
  OSS II                 8/23/2007             Buy             21,759             $11.42
  ---------------------------------------------------------------------------------------------------
  OSS II                 8/23/2007             Buy             61,784             $11.50
  ---------------------------------------------------------------------------------------------------
  OSS Overseas           7/17/2007             Buy             86,583             $21.52
  ---------------------------------------------------------------------------------------------------
  OSS Overseas           8/23/2007             Buy             26,237             $11.42
  ---------------------------------------------------------------------------------------------------
  OSS Overseas           8/23/2007             Buy             84,219             $11.50
  ---------------------------------------------------------------------------------------------------

      (d) The (i) limited partners and the General Partner of the Partnerships and (ii) the shareholders and the advisor of OSS Overseas have the right to participate in the receipt of dividends from, and the proceeds from the sale of, the securities held for the Partnerships and OSS Overseas, respectively.
      (e) Not applicable.

10495355.1

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 14 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 24, 2007

OSCAR S. SCHAFER




By:/S/ OSCAR S. SCHAFER
   ---------------------------------
   Oscar S. Schafer, individually


O.S.S. CAPITAL MANAGEMENT LP
   By: Schafer Brothers LLC, as General Partner




   By:/S/ OSCAR S. SCHAFER
      ------------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS I LP
   By: O.S.S. Advisors LLC, as General Partner




   By:/S/ OSCAR S. SCHAFER
      ------------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

                                 SCHEDULE 13D/A

---------------------------------------             ----------------------------
CUSIP NO.      338488109                            PAGE 15 OF 16 PAGES
ISIN NO.      FR0004018711
---------------------------------------             ----------------------------


OSCAR S. SCHAFER & PARTNERS II LP
   By: O.S.S. Advisors LLC, as General Partner




   By:/S/ OSCAR S. SCHAFER
      ------------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member



O.S.S. OVERSEAS FUND LTD.




   By:/S/ OSCAR S. SCHAFER
      ------------------------------
   Name: Oscar S. Schafer
   Title: Director



O.S.S. ADVISORS LLC




By:/S/ OSCAR S. SCHAFER
   ------------------------------
Name: Oscar S. Schafer
Title: Senior Managing Member



SCHAFER BROTHERS LLC




By:/S/ OSCAR S. SCHAFER
   ---------------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

                                 SCHEDULE 13D/A

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CUSIP NO.      338488109                            PAGE 16 OF 16 PAGES
ISIN NO.      FR0004018711
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ANDREW GOFFE




By:/S/ ANDREW GOFFE
   ------------------------------
   Andrew Goffe, individually